Exhibit 10.3

ONCOTHYREON INC.

RETENTION PLAN

Adopted Effective January 11, 2016

1.	INTRODUCTION

The purpose of this Oncothyreon, Inc. Retention Plan (this “Plan”) is to provide specified cash retention payments to Participants in order to induce the Participants to remain employed by the Company through the Retention Date, as defined in this Plan. Capitalized terms used in this Plan shall have the meanings set forth herein.

2.	ELIGIBILITY AND PARTICIPATION

Only employees of the Company (other than the Company’s Chief Executive Officer) shall be eligible to participate in the Plan. An employee shall become a Participant in the Plan if (i) he or she is notified in a Participation Notice that he or she has been designated to participate in this Plan, and (ii) the employee has counter-signed such Participation Notice confirming his or her acceptance of and agreement with the terms of the Participation Notice and this Plan.

3.	RETENTION PAYMENTS

3.1 Retention Payments. A Participant who (i) has remained continuously employed by the Company or its successor through the Retention Date or (ii) has been terminated by the Company other than for Cause prior to the Retention Date, shall be paid a lump-sum cash retention payment within ten (10) days following the Retention Date as follows:

Position of Participant (as of the Effective Date)	Retention Payment
C-Suite Level (other than Chief Executive Officer)	An amount equal to eight months of Base Salary
Vice President	An amount equal to six months of Base Salary
Senior Director	An amount equal to five months of Base Salary
Director	An amount equal to four months of Base Salary
Senior Staff/Manager	An amount equal to three months of Base Salary
All Other Employees	An amount equal to two months of Base Salary

3.2 Termination without Cause Prior to Retention Date. A Participant whose employment with the Company or its successor has been terminated by the Company or its successor without Cause prior to the Retention Date shall be paid the lump-sum cash payment set forth in the Participant’s Participation Notice, provided, that the Participant has signed and delivered to the Company a general release of all known and unknown claims that the Participant may have against the Company and persons affiliated with the Company on the Company’s standard form of release, and has not revoked such release on or before the fifty-fifth (55th) day following termination of employment, in which case payment shall be made not later than ten (10) days following the receipt of such release and the expiration of the release revocation period.

3.3 Termination for Reasons Other than For Cause Prior to Retention Date. If a Participant terminates employment with the Company prior to the Retention Date for any reason other than termination of employment by the Company without Cause, no payments shall be made under this Retention Plan.

4.	DEFINITIONS

4.1 “Base Salary” means the Participant’s base salary in effect immediately prior to the Effective Date.

4.2 “Cause” shall mean (i) failure or refusal by a Participant to substantially perform his or her duties with the Company (except where the failure results from incapacity due to disability); or (ii) severe misconduct or activity deemed detrimental to the interests of the Company. This may include, but is not limited to:

(a)	acts involving dishonesty;

(b)	material violation of Company written policies (such as those related to alcohol, drugs, or so on);

(c)	discrimination and/or discriminatory harassment;

(d)	unauthorized disclosure of Company confidential information under the terms and conditions of the Company’s confidentiality and/or proprietary rights agreement between the Participant and the Company; or

(e)	the entry of a plea of nolo contendere to, or the conviction of, a crime or felony.

4.3 “Company” means Oncothyreon Inc., a Delaware corporation.

4.4 “Effective Date” means the date this Plan becomes effective which is January 11, 2016.

4.5 “Participant” means an employee of the Company providing services to the Company on or after the Effective Date who is designated to participate in the Plan in a Participation Notice.

4.6 “Participation Notice” means a written notice in the form attached as Exhibit A, that the employee has been designated to participate in the Plan.

4.7 “Plan Administrator” means the person or persons designated to administer the Plan in Section 5.

4.8 “Retention Date” means January 10, 2017.

5.	ADMINISTRATION

The Compensation Committee of the Board of Directors of the Company is the Plan Administrator responsible for the administration of the Plan. The Plan Administrator has sole discretion to make such rules, regulations, interpretations of the Plan and computations and shall take such other action to administer the Plan as it may deem appropriate in its sole discretion. Any decision by the Plan Administrator shall be conclusive and binding on all parties.

The Plan Administrator may delegate any of its administrative responsibilities under the Plan to another person or persons pursuant to a written instrument that specifies the responsibilities so delegated to each such person or persons, in which case the responsibilities of the Plan Administrator under the Plan shall be carried out by the authorized delegates acting on behalf of the Plan Administrator.

6.	SOURCE OF PAYMENTS UNDER THE PLAN

The Plan shall be unfunded and all cash payments under the Plan shall be paid solely from the general assets of the Company.

7.	TAX WITHHOLDING

All payments and benefits under this Plan shall be subject to appropriate federal and state tax withholding.

8.	SUCCESSORS AND ASSIGNS

8.1 Successors and Assigns. The terms of the Plan and the benefits and obligations of the Company under the Plan shall insure to the benefit of and be binding on the successors and assigns of the Company.

8.2 No Assignment of Rights. The interest of a Participant in this Plan or in any distribution to be made under this Plan may not be assigned, pledged, alienated, anticipated, or otherwise encumbered (either at law or in equity) and shall not be subject to attachment, bankruptcy, garnishment, levy, execution, or other legal or equitable process. Any act in violation of this Section 8.2 shall be void.

9.	NO OBLIGATION TO EMPLOY PARTICIPANT

Participant’s participation in this Plan does not obligate the Company to continue to employ a Participant for any specific period of time, or in any specific role or geographic location. Participant is an “at-will” employee and Company may terminate a Participant’s employment at any time.

10.	MODIFICATION AND AMENDMENT

The Company reserves the right to amend or terminate this Plan by action of the Board of Directors of the Company at any time without the consent of any Participants, except that no amendment or termination shall impair or adversely affect the economic rights of a Participant or reduce the cash retention payment amounts owed or potentially owed to a Participant under Section 3 of this Plan.

11.	VALIDITY

If any one or more of the provisions (or any part thereof) of this Plan shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

12.	APPLICABLE LAW

This Plan is a cash bonus plan and shall be governed by the laws of the state of Washington.

13.	EFFECTIVE DATE AND TERMINATION OF THE PLAN

This Plan shall (i) become effective upon the Effective Date, and (ii) automatically terminate and have no further force or effect following the settlement and payment of all amounts due and payable under the Plan following the Retention Date.

EXHIBIT A

ONCOTHYREON INC.

RETENTION PLAN

PARTICIPATION NOTICE

Notice is hereby given by Oncothyreon Inc. (the “Company”) that the following employee of the Company (the “Participant”) has been designated as a Participant under the Oncothyreon Inc. Retention Plan (the “Plan”). Capitalized terms herein shall have the meaning ascribed to them herein or in the Plan document.

Participant Name:

Title:

Cash Retention Payment Amount:	[ ] Months of Base Salary

The terms and conditions of the Plan are incorporated herein by this reference. The Participant hereby acknowledges receipt of a copy of the Plan and this Participation Notice and has read, understands and accepts all of the terms and conditions of the Plan and this Participation Notice.

This Participation Notice must be accepted and countersigned by the Participant before it shall become effective. This Participation Notice may be signed in counterpart, each of which shall be deemed an original and all of which together shall constitute a single instrument.

ONCOTHYREON INC.

Date:	By:

Its:

Accepted and Agreed to by Participant:	PARTICIPANT

Date:

5